EXHIBIT 99.3
                      [Logo of AMERICAN EXPRESS COMPANY]





                                     2005
                                Second Quarter
                              Earnings Supplement







The enclosed summary should be read in conjunction with the text and statistical tables included in American Express Company's (the "Company" or "AXP") Second Quarter 2005 Earnings Release.

THIS PRESENTATION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES AND SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS, INCLUDING THE COMPANY'S FINANCIAL AND OTHER GOALS, ARE SET FORTH ON PAGES 71-73 IN THE COMPANY'S 2004 ANNUAL REPORT TO SHAREHOLDERS AND IN ITS 2004 ANNUAL REPORT ON FORM 10-K, AND OTHER REPORTS, ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.

                           AMERICAN EXPRESS COMPANY
                             SECOND QUARTER 2005
                                  HIGHLIGHTS

o Second quarter diluted EPS of $0.81 increased 19% versus $0.68 last year. Total revenues rose 11%. For the trailing 12 months, ROE was 23%.

    - 2Q '05 included:
      -- A $90MM tax benefit resulting from an IRS audit of previous years' tax returns.
         - $49MM of this benefit was recognized within the Corporate and Other segment, $33MM in AEB, $5MM in TRS and $3MM in AEFA;
      -- A $115MM ($75MM after-tax) benefit from the recovery of 9/11-related insurance claims.
         - $90MM of this benefit was recognized in TRS, $21MM in the Corporate and Other segment, and $2MM each in AEFA and AEB;
      -- $57MM ($37MM after-tax) of net investment gains at AEFA resulting principally from the sale of all of AEFA's interest in a CDO securitization trust;
      -- $102MM ($66MM after-tax) of reengineering costs, principally related to restructuring costs within the International Payments business, the Corporate Travel business and the Finance and Technologies functions.
         - $100MM of this cost was recognized within TRS and $2MM in AEB;
      -- $59MM ($38MM after-tax) of expenses related to AEFA spin-off activities
         (see discussion on page 2); and
      -- $35MM ($23MM after-tax) of expenses related to securities industry legal and regulatory matters at AEFA.

    - 2Q '04 included:
      -- Net pre-tax investment gains of $30MM at AEFA; and -- $32MM of expenses related to securities industry regulatory and legal matters at AEFA.

o    Compared with the second quarter of 2004:

      - Worldwide billed business increased 18% on continued strong consumer, small business and Corporate Services spending growth and over 35% growth in global network partner volumes. A comparatively weaker U.S. dollar benefited the reported worldwide growth rate by 1%.
         -- Worldwide average spending per proprietary basic card in force increased 13% versus last year (up 12% adjusted for foreign exchange translation);

      - TRS' worldwide lending balances of $28.1B on an owned basis increased 6%; on a managed basis, worldwide lending balances of $48.8B were up 8%. Excluding the 4Q '04 sale of TRS' equipment leasing product line, managed loans increased 12% (see discussion of "managed basis" on page 7);

      - Card credit quality continued to be well-controlled and reserve coverage ratios remained strong;

      - Worldwide cards in force of 67.3MM increased 8%, up 4.8MM from last year and 1.2MM during 2Q '05, on continued proprietary and network card growth; and

      - AEFA assets owned, managed and administered of $415.5B were up 9% versus last year reflecting market appreciation, favorable foreign currency translation and net asset inflows.

o        Additional items of note included:

      - Marketing, promotion, rewards and cardmember services costs increased 18% versus 2Q '04 reflecting higher marketing and promotion expenses and greater rewards costs. Marketing expenses rose due to costs related to the Company's ongoing global "My Life, My Card(SM)" advertising campaign and various business building initiatives. Rewards costs increased, reflecting volume growth, a higher redemption rate, and strong cardmember loyalty program participation. The strong metric performance during the quarter reflected the ongoing benefits of the increased spending over the last two years.

      - The Company's reengineering initiatives are on track to deliver $1B of additional benefits this year, including significant carry-over benefits from certain initiatives begun in prior periods. Revenue-related reengineering activities are driving a significant portion of the total benefits, representing more than 25% of the benefits delivered in 2Q '05.

      - As previously disclosed, the Company decided to expense stock options beginning in 1Q '03 and use restricted stock awards in place of stock options for middle management. As a result, the 2Q '05 impacts of incremental annual option grant expense, increased levels of restricted stock awards and other related compensation changes contributed to the 15% increase in human resources expense.
         -- Compared with last year, the total employee count of 76,800 decreased by 2,000 employees or 3%; compared with last quarter, the employee count was flat.

                           AMERICAN EXPRESS COMPANY
                             SECOND QUARTER 2005
                             HIGHLIGHTS (Cont'd)

o On February 1, 2005, the Company announced its intention to pursue a spin-off of its AEFA operating unit to shareholders. In the transaction, American Express shareholders would receive 100 percent of the common shares of American Express Financial Corporation, the wholly owned subsidiary that directly and through its subsidiaries and affiliates conducts our AEFA business. The transaction is intended to be tax-free to shareholders and is expected to be completed late in the third quarter of 2005, subject to certain conditions.

       On May 25th, AEFA announced their new dual branding strategy. Specifically, Ameriprise Financial ("Ameriprise") will be the holding company brand, as well as the name of Ameriprise's branded advisors, who will operate as the Personal Advisors of Ameriprise Financial. The Ameriprise brand will also be associated with products marketed directly to clients, including personal auto and home protection products, 401(k), deposit and credit products and services, wrap accounts, face-amount certificates and retail brokerage services. RiverSourceSM will be the brand associated with mutual funds, annuities and life insurance products for individuals, as well as the asset management business and hedge fund products for institutions. It is expected that AEFA will begin to operate under the Ameriprise name, and also begin to employ the RiverSourceSM brand name as of August 1, 2005. The transition to the new, dual brand architecture will be substantially complete by year-end 2005, but the formal legal entity name changes will not be completed until year-end 2006.

       American Express made a commitment to appropriately capitalize Ameriprise in order to provide them with sufficient liquidity and access to capital markets, while supporting their existing insurance financial strength ratings. As a result, American Express plans to provide a $1B capital infusion to Ameriprise Financial, prior to the spin-off. The Company believes that the total capital contribution will fully fund the expected one-time transition expenses and provide adequate capital for Ameriprise as of the spin-off date.

       A portion of the capital contribution from American Express will pre-fund an estimated $875 million in pre-tax separation costs to be borne by Ameriprise. In addition, the American Express Parent expects to incur approximately $70MM of pre-tax separation costs, $50MM of which will be incurred in 2005. To date, the Company on a consolidated basis has incurred total spin-off related costs of $59MM ($38MM after-tax) in 2Q '05 and $22MM ($14MM after-tax) in 1Q '05.

       Additional information related to the transaction and the business segments of Ameriprise is available in the Ameriprise Financial Inc. Form 10 registration statement on file with the SEC. The financial presentation of the Company's AEFA segment in this Supplement differs in certain significant respects from the financial presentation of Ameriprise in the Form 10. The financial statements in the Form 10 were prepared as if Ameriprise were a stand-alone company, and reflect differences in the businesses comprising the Company's AEFA segment and Ameriprise.

o During the quarter, American Express continued to invest in growth opportunities through expanded products and services as we:

       - Introduced new proprietary card products, including:
         - A JetBlue Airways co-branded credit card, which allows
           Cardmembers to earn Award Dollars convertible to points in JetBlue's Flight Gratitude program, TrueBlue(R);

         - The SkyPoints(TM) card, co-branded with Delta Air Lines, which provides travelers with additional flexibility and savings on Delta airfares;

         - A consumer and small-business credit card in the U.K., cobranded with Loyalty Management UK, the owners and operators of Nectar, the largest loyalty program in that country; and

         - The Platinum Business Premium Cash Rebate Card, a fee-free credit card for high-spending small business owners;

       - Expanded the U.S. GNS business through a new agreement with USAA Federal Savings Bank to issue American Express and USAA branded charge and credit cards in the U.S., which will be accepted globally on the American Express merchant network;

      -  Expanded the non-U.S. GNS business through:
         - A new partnership with Lloyds TSB to issue credit cards in the United Kingdom on the American Express Network. Lloyds TSB is one of the U.K.'s largest banks with 16 million customers, 2,000 branches and over 6 million credit card customers;

         - An agreement with Barclaycard to exclusively acquire and process American Express Card transactions in nine African countries;

                           AMERICAN EXPRESS COMPANY
                             SECOND QUARTER 2005
                             HIGHLIGHTS (Cont'd)

         - A partnership with OTP Bank, the largest bank card issuer in the Hungarian banking market, with approximately 3.4MM cards issued, to exclusively issue American Express Cards in Hungary;

         - A partnership with Postbank to launch and exclusively issue the first American Express Cards in Bulgaria, as well as exclusively acquire new merchants for the card network in this country; and

         - A partnership with Parex Banka to launch and exclusively issue the first American Express Cards in Latvia, as well as exclusively acquire new merchants for the card network in this country.

      - Began issuing Blue from American Express(R) with the ExpressPay feature, a new contactless technology providing customers with easy, secure, and convenient payment;

      - Announced an agreement with the Duane Reade drugstore chain to offer the American Express(R) Gift Card in all of its 249 stores in the Metropolitan New York area;

      - Promoted a new installment of the "My WishList" program, with a specific focus on home improvement and decorating. My WishList is part of the American Express Selects program, serving cardmembers with valuable merchant retail, dining, and travel offers and merchants with business building programs through our cardmember base; and

      - Relaunched the Consumer Travel website with additional features and benefits including low fares, secured booking, promotions, and faster accumulation of Membership Rewards points.

                           AMERICAN EXPRESS COMPANY
                         SECOND QUARTER 2005 OVERVIEW
                                 CONSOLIDATED

 (Preliminary)
                        CONDENSED STATEMENTS OF INCOME
                                 (GAAP basis)

                                                                            Quarters Ended                Percentage
(millions)                                                                     June 30,                   Inc/(Dec)
                                                                 ----------------------------------    ----------------
                                                                       2005                 2004
                                                                       ----                 ----
Revenues:
    Discount revenue                                                 $2,941                $2,529            16%
    Net investment income                                               822                   785             5
    Management and distribution fees                                    814                   724            12
    Cardmember lending net finance charge revenue                       637                   561            14
    Net card fees                                                       506                   472             7
    Travel commissions and fees                                         502                   468             7
    Other commissions and fees                                          611                   565             8
    Insurance and annuity revenues                                      403                   378             7
    Securitization income, net                                          296                   282             5
    Other                                                               470                   468             1
                                                                    -------               -------
          Total revenues                                              8,002                 7,232            11
                                                                    -------               -------
Expenses:
    Human resources                                                   2,092                 1,813            15
    Marketing, promotion, rewards and cardmember services             1,471                 1,250            18
    Provision for losses and benefits                                 1,177                 1,080             9
    Interest                                                            251                   210            20
    Other operating expenses                                          1,692                 1,613             5
                                                                    -------               -------
          Total expenses                                              6,683                 5,966            12
                                                                    -------               -------
Pretax income                                                         1,319                 1,266             4
Income tax provision                                                    306                   390           (22)
                                                                    -------               -------
Net income                                                           $1,013                  $876            16
                                                                    =======               =======

EPS:
Net Income - Basic                                                    $0.82                 $0.69            19
                                                                    =======               =======

Net Income - Diluted                                                  $0.81                 $0.68            19
                                                                    =======               =======

o   NET INCOME:  Increased 16% to a record quarterly level of $1,013MM.
    -  2Q '05 included:
       -- A $90MM tax benefit resulting from an IRS audit of previous years' tax returns.
          - $49MM of this benefit was recognized within the Corporate and Other segment, $33MM in AEB, $5MM in TRS and $3MM in AEFA;
       -- A $115MM ($75MM after-tax) benefit from the recovery of 9/11-related insurance claims.
          - $90MM of this benefit was recognized in TRS, $21MM in the Corporate and Other segment, and $2MM each in AEFA and AEB;
       -- $57MM ($37MM after-tax) of net investment gains at AEFA resulting principally from the sale of all of AEFA's interest in a CDO securitization trust;
       -- $102MM ($66MM after-tax) of reengineering costs, principally related to restructuring costs within the International Payments business, the Corporate Travel business and the Finance and Technologies functions.
          - $100MM of this cost was recognized within TRS and $2MM in AEB;
       -- $59MM ($38MM after-tax) of expenses related to AEFA spin-off activities (see discussion on page 2); and -- $35MM ($23MM after-tax) of expenses related to securities industry legal and regulatory matters at AEFA.

    - 2Q '04 included:
      -- Net pre-tax investment gains of $30MM at AEFA; and -- $32MM of expenses related to securities industry regulatory and legal matters at AEFA.

                           AMERICAN EXPRESS COMPANY
                         SECOND QUARTER 2005 OVERVIEW
                            CONSOLIDATED (Cont'd)

o CONSOLIDATED REVENUES: Revenues increased 11% due to higher discount revenues, higher management and distribution fees, increased Cardmember lending net finance charge revenue, increased other commissions and fees, higher net investment income, higher travel commissions and fees, larger net card fees, greater insurance and annuity revenues, increased net securitization income, and greater other revenues. Consolidated revenue growth versus last year reflected 11% growth at TRS, 10% growth at AEFA, and a 2% increase at AEB. Translation of foreign currency revenues contributed approximately 1% of the 11% revenue growth rate.

o CONSOLIDATED EXPENSES: Expenses were up 12%, reflecting greater human resources costs, higher marketing, promotion, rewards and cardmember services expenses, greater provision for losses and benefits, higher other operating expenses, and increased interest expense. Consolidated expenses reflected increases versus last year of 12% at TRS, 17% at AEFA, and 1% at AEB. Translation of foreign currency expenses contributed approximately 2% of the 12% expense growth rate.

o PRE-TAX MARGIN: Was 16.5% in 2Q '05 compared with 18.2% in 1Q '05 and 17.5% in 2Q '04.

o EFFECTIVE TAX RATE: Was 23% in 2Q '05, as compared to 31% in 1Q '05 and in 2Q '04. The lower rate in 2Q '05 reflects the $90MM tax benefit previously discussed.

o SHARE REPURCHASES: During 2Q '05, 10MM shares were repurchased versus 12MM shares in 1Q '05 and 19MM shares in 2Q '04. Repurchases during 1Q '05 and 2Q '05 reflect a more measured strategy towards repurchase activity in light of the capital implications of the anticipated spin-off of AEFA. Since the inception of repurchase programs in September 1994, 518MM shares have been acquired under cumulative Board authorizations to repurchase up to 570MM shares, including purchases made under agreements with third parties.

                                                                       Millions of Shares
                                                            --------------------------------------
     -    AVERAGE SHARES:                                   2Q '05           1Q '05        2Q '04
                                                            ------           ------        ------
           Basic                                             1,231            1,239         1,263
                                                             =====            =====         =====
           Diluted                                           1,254            1,264         1,288
                                                             =====           ======         =====

     -    ACTUAL SHARE ACTIVITY:
           Shares outstanding - beginning of period          1,245            1,249         1,281
           Repurchase of common shares                         (10)             (12)          (19)
           Employee benefit plans, compensation and other        5                8             5
                                                             -----           -------        -----
           Shares outstanding - end of period                1,240            1,245         1,267
                                                             =====           =======        =====


                             CORPORATE AND OTHER

o Net income was $4MM in 2Q '05, compared with a net expense of $51MM in 1Q '05 and $58MM in 2Q '04. 2Q '05 includes the $49MM tax audit benefit previously discussed, the $21MM ($14MM after-tax) benefit due to the recovery of 9/11-related insurance claims, and $5MM ($3MM after-tax) of spin-off related expenses. 2Q '04 included an $18MM tax benefit resulting from an IRS audit of previous years' tax returns (1989-1992 fiscal periods), offset by higher interest expense versus the prior year related to corporate debt issuances over the prior 12 months, and higher corporate investment spending on compliance and technology projects.

                           AMERICAN EXPRESS COMPANY
                         SECOND QUARTER 2005 OVERVIEW
                           TRAVEL RELATED SERVICES

(Preliminary)
                             STATEMENTS OF INCOME
                                 (GAAP basis)

                                                          Quarters Ended          Percentage
(millions)                                                  June 30,              Inc/(Dec)
                                                  --------------------------      -----------
                                                    2005                2004
                                                    ----                ----
Net revenues:
   Discount revenue                               $2,941              $2,529       16%
   Lending:
     Finance charge revenue                          839                 697       21
     Interest expense                                202                 136       49
                                                  ------              ------
       Net finance charge revenue                    637                 561       14
   Net card fees                                     506                 472        7
   Travel commissions and fees                       502                 468        7
   Other commissions and fees                        602                 551        9
   TC investment income                               94                  95       (1)
   Securitization income, net                        296                 282        5
   Other                                             396                 420       (5)
                                                  ------              ------
         Total net revenues                        5,974               5,378       11
                                                  ------              ------
Expenses:
   Marketing, promotion, rewards and
    cardmember services                            1,440               1,225       18
   Provision for losses and claims:
     Charge card                                     234                 189       23
     Lending                                         275                 314      (12)
     Other                                            72                  33        #
                                                  ------              ------
       Total                                         581                 536        8

   Charge card interest expense                      211                 175       20
   Human resources                                 1,224               1,081       13
  Other operating expenses:
     Professional services                           538                 488       10
     Occupancy and equipment                         342                 313        9
     Communications                                  110                 114       (3)
     Other
                                                     360                 367       (2)
                                                  ------              ------
       Total other operating expenses              1,350               1,282        5
                                                  ------              ------
         Total expenses                            4,806               4,299       12
                                                  ------              ------
Pretax income                                      1,168               1,079        8
Income tax provision                                 360                 347        4
                                                  ------              ------
Net income                                          $808                $732       10
                                                  ======              ======

# Denotes variance of more than 100%.

o  NET INCOME:  Increased 10%.  2Q '05 included:
   - A $90MM ($58MM after-tax) benefit from the recovery of 9/11-related insurance claims;
   - $100MM ($65MM after-tax) of the previously discussed reengineering-related costs; and
   - A $5MM tax benefit resulting from the IRS audit of previous years' tax returns.

o  PRE-TAX MARGIN:  Was 19.6% in 2Q '05, versus 21.0% in 1Q '05 and 20.1% in
   2Q '04.

o  EFFECTIVE TAX RATE:  Was 31% in 2Q '05, compared with 32% in 1Q '05 and
   2Q '04.

o  GAAP BASIS INCOME STATEMENT ITEMS:
   - SECURITIZATION INCOME, NET: Increased 5% on a greater average balance of securitized loans, a higher portfolio yield and a decrease in portfolio write-offs, partially offset by greater interest expense due to a higher coupon rate paid to certificate holders and an increase in the payment speed of the trust assets. Securitization income, net represents the non-credit provision components of the net gains and charges from securitization activities, the amortization and related impairment charges, if any, of the related interest-only strip, excess spread related to securitized loans, net finance charge revenue on retained interests in securitized loans, and servicing income, net of related discounts or fees.
      -- During 2Q '05 and 2Q '04, TRS' results reflected net securitization gains, including the credit components, of $1MM ($1MM after-tax) and $9MM ($6MM after-tax), respectively. The average balance of Cardmember lending securitizations was $20.0B in 2Q '05, compared with $18.9B in 2Q '04.

   - NET FINANCE CHARGE REVENUE: Increased 14%, reflecting 6% growth in the average balance of the owned lending portfolio and a higher portfolio yield.

   - LENDING PROVISION: Decreased 12% as the higher average balance was offset by improved credit metrics due in part to the alignment of initial reserves with demonstrated credit performance for certain new products.

   - The above GAAP basis items relating to net finance charge revenue and lending provision reflect the owned portfolio only. "Owned basis" credit quality statistics are available in the Second Quarter 2005 Earnings Release on the TRS Selected Statistical Information pages.

                           AMERICAN EXPRESS COMPANY
                         SECOND QUARTER 2005 OVERVIEW
                       TRAVEL RELATED SERVICES (Cont'd)

SUPPLEMENTAL INFORMATION - MANAGED BASIS: The following supplemental table includes information on both a GAAP basis and a managed basis. The managed basis presentation assumes there have been no securitization transactions, i.e., as if all securitized cardmember loans and related income effects are reflected in the Company's balance sheet and income statement, respectively. The Company presents TRS information on a managed basis because that is the way the Company's management views and manages the business. Management believes that the trends in the Company's cardmember lending business are more accurately portrayed by evaluating the performance of both securitized and non-securitized cardmember loans. Asset securitization is just one of several ways the Company funds cardmember loans.

Use of a managed basis presentation, including non-securitized and securitized cardmember loans, presents a more accurate picture of the key dynamics of the cardmember lending business, avoiding distortions due to the mix of funding sources at any particular point in time. For example, irrespective of the mix, it is important for management and investors to see metrics, such as changes in delinquencies and write-off rates, for the entire cardmember lending portfolio because it is more representative of the economics of the aggregate cardmember relationships and ongoing business performance and trends over time. It is also important for investors to see the overall growth of cardmember loans and related revenue and changes in market share, which are significant metrics in evaluating the Company's performance and which can only be properly assessed when all non-securitized and securitized cardmember loans are viewed together on a managed basis.

Management views any net gains from securitizations as discretionary benefits to be used for card acquisition expenses, which are reflected in both marketing, promotion, rewards and cardmember services and other operating expenses. Consequently, the managed basis presentation assumes the impact of this net activity was offset by higher marketing, promotion, rewards and cardmember services expenses of $1MM in 2Q '05 and $6MM in 2Q '04, and other operating expenses of $3MM in 2Q '04. Accordingly, the incremental expenses, as well as the impact of the net lending securitization activity, are eliminated.

The following table compares and reconciles the GAAP basis TRS income statements to the managed basis information, where different.


                                                                                            Effect of Securitizations
                                                                             -------------------------------------------------------
 (preliminary, millions)                         GAAP Basis                  Securitization Effect            Managed Basis
-------------------------------------------------------------------------    ---------------------  --------------------------------
                                                              Percentage                                                  Percentage
Quarters Ended June 30,                   2005      2004        Inc/(Dec)        2005      2004        2005      2004      Inc/(Dec)
                                        -----------------------------------    -------------------  --------------------------------
Net revenues:
  Discount revenue                      $2,941    $2,529          16%
  Lending:
    Finance charge revenue                 839       697          21             $618      $489      $1,457    $1,186          23%
    Interest expense                       202       136          49              164        61         366       197          87
-------------------------------------------------------------------------    ---------------------  --------------------------------
      Net finance charge revenue           637       561          14              454       428       1,091       989          10
  Net card fees                            506       472           7
  Travel commissions and fees              502       468           7
  Other commissions and fees               602       551           9               51        50         653       601           9
  TC investment income                      94        95          (1)
  Securitization income, net               296       282           5             (296)     (282)          -         -           -
  Other                                    396       420          (5)
-------------------------------------------------------------------------    ---------------------  --------------------------------
        Total net revenues               5,974     5,378          11              209       196       6,183     5,574          11
-------------------------------------------------------------------------    ---------------------  --------------------------------
Expenses:
Marketing, promotion, rewards
and cardmember services                  1,440     1,225          18               (1)       (6)      1,439     1,219          18
Provision for losses and claims:
    Charge card                            234       189          23
    Lending                                275       314         (12)             210       205         485       519          (6)
    Other                                   72        33          #
-------------------------------------------------------------------------    ---------------------  --------------------------------
      Total                                581       536           8              210       205         791       741           7
 Charge card interest expense              211       175          20
 Human resources                         1,224     1,081          13
 Other operating expenses:
    Professional services                  538       488          10
    Occupancy and equipment                342       313           9
    Communications                         110       114          (3)
    Other                                  360       367          (2)               -        (3)        360       364          (1)
-------------------------------------------------------------------------    ---------------------  --------------------------------
    Total other operating expenses       1,350     1,282           5                -        (3)      1,350     1,279           6
-------------------------------------------------------------------------    ---------------------  --------------------------------
        Total expenses                   4,806     4,299          12             $209      $196      $5,015    $4,495          12
-------------------------------------------------------------------------    ---------------------  --------------------------------
Pretax income                            1,168     1,079           8
Income tax provision                       360       347           4
-------------------------------------------------------------------------
Net income                                $808      $732          10
-------------------------------------------------------------------------

                           AMERICAN EXPRESS COMPANY
                         SECOND QUARTER 2005 OVERVIEW
                       TRAVEL RELATED SERVICES (Cont'd)

The following discussion addresses results on a managed basis.


o Managed basis net revenue rose 11% from higher discount revenue, higher net finance charge revenue, greater commissions and fees, and higher card fees.


o The 12% higher managed basis expenses reflect higher marketing, promotion, rewards and cardmember services costs, greater human resources expenses, higher interest expense, increased provision for losses, larger occupancy and equipment costs, and increased professional services expenses.


o DISCOUNT REVENUE: An 18% increase in billed business, partially offset by a lower average discount rate, yielded a 16% increase in discount revenue.
     - The average discount rate was 2.54% in 2Q '05 versus 2.56% in 1Q '05 and 2Q '04. The decrease versus last year and last quarter reflects, in part, changes in the mix of spending between various merchant segments.
         -- We believe the AXP value proposition is strong. However, as indicated in prior quarters, continued changes in the mix of business, volume-related pricing discounts and selective repricing initiatives will probably continue to result in some erosion of the average discount rate over time.

                                                               Quarters Ended                  Percentage
                                                                  June 30,                     Inc/(Dec)
                                                      -----------------------------------     --------------
                                                          2005               2004
                                                          ----               ----
      Card billed business (billions):
           United States                               $  88.5            $  75.7                17%
           Outside the United States                      32.3               26.7                21
                                                       -------            -------
           Total                                        $120.8             $102.4                18
                                                       =======            =======
      Cards in force (millions):
           United States                                  41.0               37.5                 9
           Outside the United States                      26.3               25.0                 5
                                                       -------            -------
           Total                                          67.3               62.5                 8
                                                       =======            =======
      Basic cards in force (millions):
           United States                                  31.1               28.5                 9
           Outside the United States                      21.8               20.8                 5
                                                       -------            -------
           Total                                          52.9               49.3                 7
                                                       =======            =======
      Spending per basic card in force (dollars): (a)
           United States                                $2,947             $2,676                10
           Outside the United States                    $1,974             $1,643                20
           Total                                        $2,640             $2,339                13
      (a) Proprietary card activity only.


- BILLED BUSINESS: The 18% increase in worldwide billed business reflected a 13% increase in spending per proprietary basic card and 8% growth in cards in force.
    -- U.S. billed business was up 17% reflecting growth of 16% within our consumer card business, a 19% increase in small business spending and an 11% improvement in Corporate Services volumes.
       - Spending per proprietary basic card in force increased 10%.
    -- U.S. non-T&E-related volume categories (which represented approximately
       67% of 2Q '05 U.S. billed business) grew 19%, while T&E volumes rose 11%. -- U.S. airline-related volume, which represented approximately 11% of total U.S. volumes during the quarter, rose 8% as 15% transaction volume growth was suppressed by a 6% lower average airline charge.
       -- Excluding the impact of foreign exchange translation:
          - Worldwide billed business and spending per proprietary basic card in force increased 17% and 12%, respectively.
          - Total billed business outside the U.S. reflected double-digit proprietary growth in all regions, with the largest increases in Canada and Latin America.
          - Within our proprietary business, billed business outside the U.S. reflected 13% growth in consumer and small business spending, as well as a 17% increase in Corporate Services volumes.
          - Spending per proprietary basic card in force outside the U.S. rose 15%.
    -- Global Network Services volumes rose by more than 35%.
    -- Worldwide airline volumes, which represented approximately 13% of total volumes during the quarter, increased 16% on 17% growth in transaction volume, partially offset by a decrease in the average airline charge of 1%.

                           AMERICAN EXPRESS COMPANY
                         SECOND QUARTER 2005 OVERVIEW
                       TRAVEL RELATED SERVICES (Cont'd)

o    BILLED BUSINESS (cont'd):

     - CARDS IN FORCE: Rose 8% worldwide versus last year on continued strong card acquisitions and improved average customer retention levels within our proprietary issuing business, as well as strong growth in network cards.
         -- U.S. cards in force rose 700K during the quarter.
         -- Outside the United States, 500K cards in force were added during the quarter.

o NET FINANCE CHARGE REVENUE: Increased 10% on 6% growth in average worldwide lending balances and a higher portfolio yield.
     - The yield on the worldwide portfolio was 8.7% in 2Q '05 versus 8.8% in 1Q '05 and 8.6% in 2Q '04. The increase versus last year reflects a lower proportion of the U.S. portfolio on introductory rates and increased finance charge rates, partially offset by rising funding costs.

o NET CARD FEES: Rose 7% due to higher cards in force. In both 2Q '05 and 1Q '05, the average annual fee per proprietary card in force was $35 versus $34 in 2Q '04.

o TRAVEL COMMISSIONS AND FEES: Increased 7% as higher travel sales were partially offset by lower transaction fees as a greater proportion of bookings were made on-line.

o OTHER COMMISSIONS AND FEES: Increased 9% on greater volume-related foreign exchange conversion fees, higher card-related fees and assessments, and larger network partner-related fees.

o TC INVESTMENT INCOME: Decreased slightly on higher average investments and a lower investment yield. TC sales increased 3% versus last year.

o OTHER REVENUES: Declined 5% as higher Tax and Business Services, Publishing and merchant-related revenues were offset by lower ATM revenues resulting from the 3Q '04 sale of the remaining portion of the ATM business.

o MARKETING, PROMOTION, REWARDS AND CARDMEMBER SERVICES EXPENSES: Increased 18%, reflecting higher marketing and promotion expenses and greater rewards costs. The increase in marketing and promotion expenses is due to the Company's ongoing global brand advertising campaign and our continued focus on business-building initiatives. The growth in rewards costs is attributable to volume growth, a higher redemption rate and strong cardmember loyalty program participation.

o OTHER PROVISION: More than doubled reflecting higher insurance and travel-related reserves.

o CHARGE CARD INTEREST EXPENSE: Rose 20% due to a greater average cardmember receivable balance and a higher effective cost of funds.

o HUMAN RESOURCES EXPENSE: Increased 13% due to severance costs, higher management incentives, including an additional year of incremental stock-based compensation expenses, merit increases and increased employee benefit costs.
     - The employee count at 6/05 of 64,300 was down 200 versus 3/05 and down 2,000 versus 6/04.

o PROFESSIONAL SERVICES EXPENSES: Rose 10% primarily due to increased technology costs related to higher business and service-related volumes.

o OCCUPANCY AND EQUIPMENT EXPENSES: Rose 9% primarily due to higher rent expense and the amortization of software costs.

o OTHER OPERATING EXPENSES: Decreased 1% primarily reflecting the $90MM insurance recovery discussed previously and lower expenses as a result of our 3Q '04 sale of the ATM business, partially offset by increased costs related to restructuring and reengineering activities and higher business volumes.

                           AMERICAN EXPRESS COMPANY
                         SECOND QUARTER 2005 OVERVIEW
                       TRAVEL RELATED SERVICES (Cont'd)

o    CREDIT QUALITY:

     - Overall credit quality continued to perform exceptionally well. While the recent changes in bankruptcy law legislation did drive increased filings and related write-offs during the quarter, the impact waned by quarter end.

     - The provision for losses on charge card products increased 23% reflecting higher volumes.

     - The lending provision for losses was down 6% versus last year, despite growth in loans outstanding, due to well-controlled credit, and in part due to the alignment of initial reserves with demonstrated credit performance for certain new products.

     - Reserve coverage ratios, which are well in excess of 100% of past due balances, remained strong.

     -   WORLDWIDE CHARGE CARD: *

         -- The net loss ratio was flat versus last year, but rose versus last quarter; the past due rate improved versus last year and last quarter.

                                                              6/05            3/05             6/04
                                                              -----           -----            -----
              Net loss ratio as a % of charge volume          0.25%           0.23%            0.25%
              90 days past due as a % of receivables           1.7%            1.9%             1.9%

         -- Reserve coverage of past due accounts remained strong.

                                                              6/05            3/05             6/04
                                                              -----           -----            -----
              Total Receivables (B)                          $31.5           $30.0            $28.4
              Reserves (MM)                                   $848            $831             $864

              % of receivables                                 2.7%            2.8%             3.0%
              % of 90 day past due accounts                    160%            147%             163%

     -   WORLDWIDE LENDING: **

         -- The write-off rate improved versus last year and was flat versus last quarter. Past due rates declined versus last year and last quarter.

                                                              6/05            3/05             6/04
                                                              -----           -----            -----
              Net write-off rate                               4.1%            4.1%             4.5%
              30 days past due as a % of loans                 2.3%            2.6%             2.5%

         -- Coverage of past due accounts was maintained at a conservative level despite a decline in the reserve balance.

                                                              6/05            3/05             6/04
                                                              -----           -----            -----
              Total Loans (B)                                $48.8           $46.3            $45.1
              Reserves (MM)                                 $1,367          $1,419           $1,535
              % of total loans                                 2.8%            3.1%             3.4%
              % of 30 day past due accounts                    121%            120%             136%


* There are no off-balance sheet Charge Card securitizations. Therefore, "Owned basis" and "Managed basis" credit quality statistics for the Charge Card portfolio are the same.

** As previously described, this information is presented on a "Managed basis". "Owned basis" credit quality statistics are available in the Second Quarter 2005 Earnings Release on the TRS Selected Statistical Information pages. Credit trends are generally consistent under both reporting methods.

                           AMERICAN EXPRESS COMPANY
                         SECOND QUARTER 2005 OVERVIEW
                     AMERICAN EXPRESS FINANCIAL ADVISORS

(Preliminary)
                             STATEMENTS OF INCOME
                                 (GAAP basis)
(millions)
                                                                                 Quarters Ended               Percentage
                                                                                   June 30,                    Inc/(Dec)
                                                                            ------------------------------    --------------
                                                                            2005            2004
                                                                            ----            ----
Revenues:
     Net investment income                                                  $638            $603                  6%
     Investment management and service fees                                  454             411                 10
     Distribution fees                                                       362             315                 15
     Variable life insurance and variable annuity charges*                   113             111                  3
     Life and health insurance premiums                                       92              88                  4
     Property-casualty insurance premiums                                    121             103                 18
     Other                                                                   128             106                 18
                                                                           -----           -----
           Total revenues                                                  1,908           1,737                 10
                                                                           -----           -----
Expenses:
     Provision for losses and benefits:
        Interest credited on annuities and universal life-type contracts     281             280                  -
        Benefits on insurance and annuities                                  125             124                  1
        Interest credited on investment certificates                          96              48                 97
        Losses and expenses on property-casualty insurance                    92              80                 17
                                                                           -----           -----
           Total                                                             594             532                 12
     Human resources - Field                                                 393             333                 18
     Human resources - Non-Field                                             279             210                 33
     Amortization of deferred acquisition costs                              125             125                  -
     Other operating expenses                                                340             273                 24
                                                                           -----           -----
           Total expenses                                                  1,731           1,473                 17
                                                                           -----           -----
Pretax income                                                                177             264                (33)
Income tax provision                                                          37              90                (59)
                                                                           -----           -----
Net income                                                                  $140            $174                (19)
                                                                           =====           =====

* Includes variable universal life and universal life insurance charges.

o  NET INCOME:  Decreased 19%.
   - 2Q '05 included:
     -- $54MM ($35MM after-tax) of expenses related to spin-off related activities (see discussion on page 2);
     -- $57MM ($37MM after-tax) of net investment gains resulting principally from the sale of all of AEFA's interest in a CDO securitization trust; -- $35MM ($23MM after-tax) of expenses related to securities industry legal and regulatory matters; and
     -- A $4MM benefit related to the tax audit and 9/11 insurance recovery.
   - 2Q '04 included:
     -- Net pre-tax investment gains of $30MM;
     -- A $16MM tax expense primarily as a result of required amendments to prior-year tax returns; and
     -- $32MM of expenses related to securities industry regulatory and legal matters.

o  REVENUES:  Increased 10% due to:
   -  Increased distribution fees;
   -  Greater investment management and service fees;
   -  Increased net investment income;
   -  Higher insurance-related revenues; and
   - Greater other revenues, driven by growth in financial planning and advice services fees, and higher fees earned on non-proprietary funds.

o PRE-TAX MARGIN: Was 9.3% in 2Q '05 compared with 12.6% in 1Q '05 and 15.2% in 2Q '04. Compressed margins in 2005 reflect the impact of spin-off related costs.

o EFFECTIVE TAX RATE: Was 21% in 2Q '05 versus 29% in 1Q '05 and 34% in 2Q '04. The lower rate in 2Q '05 reflects the tax audit benefit noted above and lower levels of pre-tax income compared to tax advantaged items. 2Q '04 included the $16MM of additional tax expense noted above.

                           AMERICAN EXPRESS COMPANY
                         SECOND QUARTER 2005 OVERVIEW
                 AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)

o ASSETS OWNED, MANAGED AND ADMINISTERED:

                                                                                                       Percentage
     (billions)                                                            June 30,                     Inc/(Dec)
                                                                    -----------------------------     ---------------
                                                                    2005             2004
                                                                   ------           ------
     Assets owned (excluding separate accounts)                     $63.3            $57.9                  9%
     Separate account assets                                         37.4             32.9                 14
     Assets managed                                                 255.2            234.3                  9
     Assets administered                                             59.6             55.3                  8
                                                                   ------           ------
            Total                                                  $415.5           $380.4                  9
                                                                   ======           ======

o ASSET QUALITY:
     - Overall, credit quality was stable as default rates have remained below long-term averages.
     - Non-performing assets relative to invested assets (excluding short-term cash positions and including the impact of FIN 46) were 0.02% and were more than 6 times covered by reserves, including those related to the impairment of securities.
     - High-yield investments (excluding unrealized appreciation/depreciation and the impact of FIN 46) totaled $2.7B, or 6% of the total investment portfolio at 6/05 and 3/05, versus 7% at 6/04.
       -- Excluding unrealized appreciation/depreciation, but including the impact of FIN 46, high-yield investments totaled $2.9B, or 7% of the total investment portfolio at 6/05 and 3/05, compared with $3.2B, or 8% at 6/04.
     - The SFAS No. 115 related mark-to-market adjustment (including the impact of FIN 46 and reported in assets pre-tax) was appreciation of $0.7B at 6/05 versus $0.1B at 3/05 and $0.05B at 6/04.

o PRODUCT SALES:
     - Total gross cash sales from all products were up 12% versus 2Q '04. Branded advisor-generated sales increased 22% on a cash basis and 12% on the internally used "gross dealer concession" (GDC) basis, a commonly used financial services industry measure of the sales production of the advisor channel.
     - Total mutual fund cash sales increased 16% versus last year, driven by higher sales of non-proprietary products which more than offset lower proprietary product sales. A significant portion of non-proprietary sales continued to occur in "wrap" accounts (which are included in assets managed).
     - Total annuity cash sales increased 28%, driven by a 46% increase in proprietary variable annuity product sales through the advisor and third party distribution channels.
     - Total certificate cash sales increased 31% due to stronger advisor-sales and to higher sales of certificates sold to clients outside the U.S. through the joint venture between AEFA and AEB.
     - Total cash sales of insurance products rose 9%, primarily reflecting higher property-casualty insurance sales, largely due to sales through direct mail channels, and higher life insurance sales through the advisor channel.
     - Total institutional cash sales decreased 11%. 2Q '04 included the benefit of a $1.1B private placement offering of a structured investment managed by AEFA. This was partially offset by a similar $0.8B offering during 2Q '05.
     - Total other cash sales decreased 3% reflecting a decline in 401(k) activity levels, which was partially offset by higher limited partnership product sales.
     - Advisor product sales (GDC basis) generated through financial planning and advice services were 75% of total sales in 2Q '05 versus 77% in 1Q '05 and 75% in 2Q '04.

o NET INVESTMENT INCOME: Increased 6% versus last year reflecting higher levels of invested assets and the impact of the higher net investment gains versus last year. 2Q '05 included $57MM of net investment gains ($87MM of gross gains partially offset by $30MM of gross losses).
  Included in the gross gains is $36MM related to the sale of all of AEFA's interest in a CDO securitization trust, reflecting management's decision to continue to improve the investment portfolio's risk profile through the further liquidation of certain structured investments. 2Q '04 reflected $30MM of net investment gains ($36MM of gross investment gains partially offset by $6MM of gross losses).
     - Average invested assets of $47.3B (including unrealized appreciation/depreciation and the impacts of FIN 46) rose 7% versus $44.4B in 2Q '04, reflecting the cumulative benefit of sales of the underlying fixed rate products over the past years and higher unrealized appreciation versus last year.
     - The average yield on invested assets (excluding realized and unrealized appreciation/depreciation and including the impacts of FIN
       46) was 5.1% in 2Q '05 and 2Q '04.

                           AMERICAN EXPRESS COMPANY
                         SECOND QUARTER 2005 OVERVIEW
                 AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)

o INVESTMENT MANAGEMENT AND SERVICE FEES: Increased 10% due to higher average assets under management.

     - ASSETS MANAGED:

                                                                              Percentage
       (billions)                                      June 30,                Inc/(Dec)
                                                 ---------------------       ---------------
                                                 2005             2004
                                                 ----             ----
       Assets managed for individuals          $118.4           $108.8             9%
       Assets managed for institutions          136.8            125.5             9
       Separate account assets                   37.4             32.9            14
                                               ------           ------
              Total                            $292.6           $267.2             9
                                               ======           ======

         -- The increase in managed assets since 6/04 resulted from market appreciation and foreign currency translation of $20.6B and net inflows of $4.9B.

         -- The $6.4B increase in managed assets during 2Q '05 reflects market appreciation and foreign currency translation of $4.7B and net inflows of $1.7B.

o DISTRIBUTION FEES: Increased 15% due to greater fees earned on wrap accounts and brokered funds.

o VARIABLE LIFE INSURANCE AND VARIABLE ANNUITY CHARGES: Increased 3% due to higher insurance in force.

o LIFE AND HEALTH INSURANCE PREMIUMS: Increased 4% primarily reflecting higher life insurance and disability income policies in force.

o PROPERTY-CASUALTY INSURANCE PREMIUMS: Increased 18% due to higher policies in force.

o OTHER REVENUES: Were up 18% on higher fees from financial planning and advice services and non-proprietary funds. The number of financial plans sold rose 5% compared to 2Q '04.

o PROVISIONS FOR LOSSES AND BENEFITS:
      - INTEREST CREDITED ON ANNUITIES AND UNIVERSAL LIFE-TYPE CONTRACTS:
        Remained flat as lower interest crediting rates on our annuity products were partially offset by higher life insurance in force levels and annuity accumulation values.
      - BENEFITS ON INSURANCE AND ANNUITIES: Increased 1% due to higher life and disability income insurance in force levels and higher annuity levels.
      - INTEREST CREDITED ON INVESTMENT CERTIFICATES: Rose 97% on higher interest crediting rates and higher average reserve balances, partially due to a marketing promotion program that ran in 1Q '05.
      - LOSSES AND EXPENSES ON PROPERTY-CASUALTY INSURANCE: Grew 17% as a result of higher average policies in force.

o HUMAN RESOURCES EXPENSE - FIELD: Increased 18% reflecting $23MM of spin-off related expenses, improved advisor productivity and growth in the advisor force.
       - TOTAL ADVISOR FORCE: Grew to 12,162 at 6/05, up 219 advisors or 2% versus 6/04, but was 194 advisors lower versus 3/05, primarily due to fewer prospective advisors entering the training program in 4Q '04, which resulted in lower employee advisor appointments in 2Q '05.
         -- Veteran advisor retention rates remain strong; and -- Total advisor productivity improved.
       - The total number of retail clients increased by 1% versus last year as we continued our focus on high value client acquisition activities. When compared to the second quarter last year, client acquisitions rose 3% and average assets per client were up 8%. Client retention was 94%.

o HUMAN RESOURCES EXPENSE - NON-FIELD: Increased 33% reflecting higher management incentives primarily at Threadneedle, $11MM of spin-off related expenses, merit increases, severance costs, and greater benefit costs.
  The average number of non-field employees was relatively unchanged versus 2Q '04.

o AMORTIZATION OF DEFERRED ACQUISITION COSTS: Remained flat versus last year.

o OTHER OPERATING EXPENSES: Increased 24%, reflecting $20MM of spin-off related expenses, greater costs related to securities industry legal and regulatory matters and higher insurance charges.

                           AMERICAN EXPRESS COMPANY
                         SECOND QUARTER 2005 OVERVIEW
                            AMERICAN EXPRESS BANK

(Preliminary)
                             STATEMENTS OF INCOME


 (millions)                                                Quarters Ended        Percentage
                                                              June 30,             Inc/(Dec)
                                                           ------------------   --------------
                                                           2005          2004
                                                           ----          ----
Net revenues:
    Interest income                                        $157          $131         21%
    Interest expense                                         84            51         67
                                                           ----          ----
       Net interest income                                   73            80         (8)
    Commissions and fees                                     78            70         10
    Foreign exchange income and other revenues               57            53          7
                                                           ----          ----
       Total net revenues                                   208           203          2
                                                           ----          ----
Expenses:
    Human resources                                          81            71         14
    Other operating expenses                                 80            78          1
    Provision for losses                                      2            12        (83)
                                                           ----          ----
       Total expenses                                       163           161          1
                                                           ----          ----
Pretax income                                                45            42          7
Income tax provision (benefit)                              (16)           14          #
                                                           ----          ----
Net income                                                  $61           $28          #
                                                           ====          ====

# Denotes variance greater than 100%.

o NET INCOME: Pre-tax income increased 7% as higher net revenues and lower provision expense were partially offset by higher human resources expenses.
  - 2Q '05 included:
    -- A $35MM ($34MM after-tax) benefit due to the tax audit and the recovery of 9/11-related insurance claims; and
    -- $2MM of reengineering-related expenses.

o NET REVENUES:  Increased 2%.

  - Net interest income decreased 8% due to lower spreads in the bank's investment portfolio and decreased consumer loan volume in Hong Kong, which were partially offset by higher Private Banking volumes.
  - Commissions and fees increased 10% due to higher volumes in the Financial Institutions Group ("FIG") and Private Banking.
  - Foreign exchange income and other revenues rose 7% reflecting a gain on the sale of AEB's Egypt branch, offset by higher funding costs associated with the AEIDC joint venture.

o HUMAN RESOURCES EXPENSE: Increased 14% reflecting severance costs related to reengineering activities, higher management incentive costs, merit increases and a negative impact from foreign exchange.

o OTHER OPERATING EXPENSES: Increased 1% due to higher business volume-related expenses partially offset by the insurance recovery.

o PROVISION FOR LOSSES: Decreased 83%, or $10MM, reflecting Corporate Banking recoveries of accounts previously written off.

o PRE-TAX MARGIN:  Was 21.6% in 2Q '05, 22.2% in 1Q '05 and 20.7% in 2Q '04.

o EFFECTIVE TAX RATE: Excluding the impact of the tax benefit discussed above, the 2Q '05 effective tax rate was 38%. The effective tax rate in 1Q '05 was 35% and 33% in 2Q '04.

                           AMERICAN EXPRESS COMPANY
                         SECOND QUARTER 2005 OVERVIEW
                        AMERICAN EXPRESS BANK (Cont'd)

o AEB remained "well-capitalized".

                                                      6/05              3/05         6/04          Well-Capitalized
                                                      -------------     ---------    ----------    --------------------
              Tier 1                                  11.7%             11.0%        12.0%            6.0%
              Total                                   11.1%             10.7%        11.8%           10.0%
              Leverage Ratio                           6.0%              5.8%         5.9%            5.0%

o ASSETS MANAGED AND ADMINISTERED:
  - For the 12 months ended 6/05, growth in managed and administered assets of $2.8B reflected net asset inflows, market appreciation and a positive foreign currency translation impact. During 2Q '05, growth in managed and administered assets of $0.2B reflected net asset inflows, market appreciation and a negative foreign currency translation impact.

o LOANS:
  - AEB's loans outstanding were $7.0B at 6/05 and 3/05 versus $6.5B at 6/04.
      -- Non-CFS loans were $5.6B at 6/05 and 3/05 versus $5.2B at
         6/04.
      -- CFS loans were $1.4B at 6/05 and 3/05 versus $1.3B at 6/04.
      -- % of Total loans:

                                                      6/05          3/05           6/04
                                                      ----------    ----------     ----------
              Private Banking loans                   49%           48%            46%
              Consumer loans                          21%           23%            22%
              Financial Institution loans             30%           28%            30%
              Corporate Banking loans                  0%            1%             2%

   - In addition to the loan portfolio, there are other banking activities, such as forward contracts, various credit-related commitments and market placements, which added approximately $7.6B to the credit exposures at 6/05, $7.2B at 3/05, and $7.7B at 6/04. Of the $7.6B of additional exposures at 6/05, $5.3B were cash and securities related balances.

o ASSET QUALITY:
   -  Non-CFS loans*:
      -- Total non-performing loans were $21MM at 6/05, compared to $28MM at 3/05 and $50MM at 6/04. The decrease from 6/04 reflects loan payments and write-offs, partially offset by net downgrades.
      -- The loss reserve for non-CFS loans was $46MM at 6/05 compared to $48MM at 3/05 and $62MM at 6/04, or 216%, 173% and 123% of
         non-performing loans, respectively.

   - CFS loans*:
     -- Both write-off and past due rates improved versus last year.
        While the write-off rate rose versus last quarter, the past-due rate showed some improvement.

                                                      6/05          3/05           6/04
                                                      ----------    ----------     ----------
              Net write-off rate                      3.2%          3.0%           4.0%
              30+ days past due as a % of loans       4.2%          4.3%           5.5%

     -- Coverage of past due accounts remained strong despite a decline in the reserve balance versus last year and last quarter.

                                                      6/05            3/05            6/04
                                                      ----------    -----------     ----------
              Reserves (MM)                            $31             $35             $41
              % of total CFS loans                     2.3%            2.6%            3.1%
              % of 30+ day past due accounts           54%              59%             57%

   - Other non-performing assets were $1MM at 6/05 and 3/05 versus $2MM at 6/04.

     * For non-performing loan definitions and write-off policies, please refer to AEB's Selected Statistical Information pages within the Second Quarter 2005 Earnings Release.

              INFORMATION RELATING TO FORWARD LOOKING STATEMENTS

         This supplement includes forward-looking statements, which are subject to risks and uncertainties. The words "believe," "expect," "anticipate," "optimistic," "intend," "plan," "aim," "will," "may," "should," "could," "would," "likely," and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the Company's ability to complete the planned spin-off of its AEFA business unit, which is subject to final approval by the Company's Board of Directors, the receipt of necessary regulatory approvals and a favorable tax ruling and/or opinion from counsel, and in connection with the proposed spin-off, the Company's ability to capitalize AEFA consistent with rating agency requirements and to manage transition costs and implement effective transition arrangements with AEFA on a post-completion basis; the Company's ability to grow its business and meet or exceed its return on shareholders' equity target by reinvesting approximately 35% of annually-generated capital, and returning approximately 65% of such capital to shareholders, over time, which will depend on the Company's ability to manage its capital needs and the effect of business mix, acquisitions and rating agency requirements; consumer and business spending on the Company's travel related services products, particularly credit and charge cards and Travelers Cheques and other prepaid products and growth in card lending balances, which depend in part on the ability to issue new and enhanced card and prepaid products, services and rewards programs, and increase revenues from such products, attract new cardmembers, reduce cardmember attrition, capture a greater share of existing cardmembers' spending, sustain premium discount rates on its card products in light of regulatory and market pressures, increase merchant coverage, retain cardmembers after low introductory lending rates have expired, and expand the global network services (GNS) business; the Company's ability to introduce new products, reward program enhancements and service enhancements on a timely basis during the latter half of 2005 and the first half of 2006; the success of the GNS business in partnering with banks in the United States, which will depend in part on the extent to which such business further enhances the Company's brand, allows the Company to leverage its significant processing scale, expands merchant coverage of the network, provides U.S. GNS bank partners the benefits of greater cardmember loyalty and higher spend per customer, and merchant benefits such as greater transaction volume and additional higher spending customers; the continuation of favorable trends, including increased travel and entertainment spending and the overall level of consumer confidence; successfully cross-selling financial, travel, card and other products and services to the Company's customer base, both in the United States and abroad; the Company's ability to generate sufficient revenues for expanded investment spending, and the ability to capitalize on such investments to improve business metrics; the costs and integration of acquisitions; the success, timeliness and financial impact (including costs, cost savings and other benefits including increased revenues), and beneficial effect on the Company's operating expense to revenue ratio, both in the short-term and over time, of reengineering initiatives being implemented or considered by the Company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing (including, among others, technologies operations), relocating certain functions to lower-cost overseas locations, moving internal and external functions to the Internet to save costs, and planned staff reductions relating to certain of such reengineering actions; the ability to control and manage operating, infrastructure, advertising and promotion expenses as business expands or changes, including the ability to accurately estimate the provision for the cost of the Membership Rewards program; the Company's ability to manage credit risk related to consumer debt, business loans, merchant bankruptcies and other credit trends and the rate of bankruptcies, which can affect spending on card products, debt payments by individual and corporate customers and businesses that accept the Company's card products and returns on the Company's investment portfolios; bankruptcies, restructurings or similar events affecting the airline or any other industry representing a significant portion of TRS' billed business, including any potential negative effect on particular card products and services and billed business generally that could result from the actual or perceived weakness of key business partners in such industries; the triggering of obligations to make payments to certain co-brand partners, merchants, vendors and customers under contractual arrangements with such parties under certain circumstances; a downturn in the Company's businesses and/or negative changes in the Company's and its subsidiaries' credit ratings, which could result in contingent payments under contracts, decreased liquidity and higher borrowing costs; risks associated with the Company's agreements with Delta Air Lines to prepay $500 million for the future purchases of Delta SkyMiles rewards points and to loan up to $75 million to Delta; AEFA's ability to improve investment performance, including attracting and retaining high-quality personnel, and reduce outflows of invested funds; AEFA's ability to develop and introduce new and attractive products to clients in a timely manner and effectively manage the economics in selling a growing volume of non-proprietary mutual funds and other retail financial products to clients; fluctuation in the equity and fixed income markets, which can affect the amount and types of investment products sold by AEFA, the market value of its managed assets, and management, distribution and other fees received based on the value of those assets; AEFA's ability to recover deferred acquisition costs (DAC), as well as the timing of such DAC amortization, in connection with the sale of annuity, insurance and certain mutual fund products, and the level of guaranteed minimum death benefits paid to clients; changes in assumptions relating to DAC, which could impact the amount of DAC amortization; changes in federal securities laws affecting the mutual fund industry, including possible enforcement proceedings and the adoption of rules and regulations designed to prevent trading abuses, restrict or eliminate certain types of fees, change mutual fund governance and mandate additional disclosures, and the ability to make the required investment to upgrade compliance systems and procedures in response to these changes; AEFA's ability to avoid deterioration in its high-yield portfolio in order to mitigate losses in its investment portfolio; fluctuations in foreign currency exchange rates; fluctuations in interest rates, which impact the Company's borrowing costs, return on lending products and spreads in the insurance, annuity and investment certificate products; accuracy of estimates for the fair value of the assets in the Company's investment portfolio and, in particular, those investments that are not readily marketable, including the valuation of the interest-only strip relating to TRS' lending securitizations; the amount of recovery under the Company's insurance policies for losses resulting from the September 11th terrorist attacks; the potential negative effect on the Company's businesses and infrastructure, including information technology, of terrorist attacks, disasters or other catastrophic events in the future; political or economic instability in certain regions or countries, which could affect lending and other commercial activities, among other businesses, or restrictions on convertibility of certain currencies; changes in laws or government regulations, including changes in tax laws or regulations that could result in the elimination of certain tax benefits; outcomes and costs associated with litigation and compliance and regulatory matters; deficiencies and inadequacies in the Company's internal control over financial reporting, which could result in inaccurate or incomplete financial reporting; and competitive pressures in all of the Company's major businesses. A further description of these and other risks and uncertainties can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and its other reports filed with the SEC.